                                                                    EXHIBIT 15.1

Board of Trustees
Archstone Communities Trust

Ladies and Gentlemen:

Re: Registration Statements Nos. 333-43723, 333-44639, 333-51139, 333-60815,
333-60817, 333-60847 and 333-68591.

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated April 25, 2000 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

                                 KPMG LLP

Chicago, Illinois
May 9, 2000